Exhibit 99.1

Investor Relations
Phone: (301) 897-2564
Email: info@spherix.com

SPHERIX ANNOUNCES TERMINATION OF ARLA LICENSE AGREEMENT

Agreement Enables Spherix to Pursue All Pharmaceutical and Health-Oriented
Nutraceutical Uses of Naturlose

Bethesda, MD – June 23, 2009 - Spherix Incorporated (NASDAQ CM: SPEX), an innovator in biotechnology for diabetes therapy, and a provider of technical and regulatory consulting services to food, supplement, biotechnology and pharmaceutical companies, today announced that it has terminated the 1996 license agreement pursuant to which it granted Arla Foods Ingredients Amba (“Arla”) the food and beverage rights to D-tagatose.  Per the termination agreement, Spherix and Arla have fully released one another from all obligations.

“While we recognize the potential value that D-tagatose has as a food and beverage additive, we are currently focusing on the potentially more profitable uses of tagatose (brand name “Naturlose®”) as a novel pharmaceutical treatment for Type 2 diabetes.  Spherix is very satisfied with the progress of the clinical trials for Naturlose, currently in Phase 3, and recently announced full-scale cGMP manufacturing of the compound.  Leaving open the option to use D-tagatose in both foods or beverages, and as a pharmaceutical compound, provides Spherix with greater flexibility and long-term upside,” said Dr. Claire Kruger, CEO of Spherix. Nutraceutical or functional foods (foods with health-promoting or dietary management properties beyond the basic function of supplying nutrients) are a growing segment of the industry due to their increasing popularity with health-conscious consumers.

Spherix is currently investigating Naturlose as a treatment for Type 2 diabetes in a Phase 3 clinical trial.  The company expects preliminary results from this Phase 3 study in the fall of 2009, and plans to file a New Drug Application (NDA) with the FDA shortly after the conclusion of the Phase 3 study if the results are positive.

About Naturlose

Spherix holds patents on the use of Naturlose as a drug to treat diabetes.  Naturlose is D-tagatose, which occurs naturally in small amounts in dairy products. It is a highly soluble white crystal or powder, can be produced with a physical bulk similar to ordinary table sugar, and is 92% as sweet. In the U.S., based on over 10 years of animal, human, and other relevant use and safety data, Naturlose was determined to be Generally Recognized As Safe (GRAS) for use in foods as regulated by  the Food Additives Amendment to the Federal Food, Drug, and Cosmetic Act. Naturlose has been approved as a “novel food ingredient” in the European Union (EU) without any restriction on usages.

About Type 2 Diabetes

Type 2 diabetes mellitus (T2DM) is a disease that is characterized by elevated blood glucose in the context of insulin resistance and comparative insulin deficiency. While T2DM is often initially managed by increasing exercise in conjunction with dietary modification, medications are usually needed as the disease progresses. There are an estimated 23.6 million people in the U.S. (7.8% of the population) with diabetes, and 17.9 million cases have been diagnosed.  Of the diagnosed diabetes cases, 90% are type 2. As T2DM prevalence rates doubled between 1990 and 2005, the CDC characterized the increase as an epidemic. Customarily considered a disease of adults, T2DM is increasingly being diagnosed in children in correlation to increasing juvenile obesity rates.

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company, under the name Biospherics Research.  The company now leverages its scientific and technical expertise and experience through its two subsidiaries—Biospherics Incorporated and Spherix Consulting, Inc.  Biospherics is currently running a Phase 3 clinical trial to study the use of Naturlose as a treatment for Type 2 diabetes.  Its Spherix Consulting subsidiary provides scientific and strategic support for suppliers, manufacturers, distributors and retailers of conventional foods, biotechnology-derived foods, medical foods, infant formulas, food ingredients, dietary supplements, food contact substances, pharmaceuticals, medical devices, consumer products, and industrial chemicals and pesticides.  For more information, please visit www.spherix.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934.  Investors are cautioned that such statements in this release, including statements relating to planned clinical study design, regulatory and business strategies, plans and objectives of management and growth opportunities for existing or proposed products, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements.  The risks and uncertainties include, without limitation, risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured, we may lack financial resources to complete development of Naturlose, the FDA may interpret the results of studies differently than us, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends, our continuing efforts to develop Naturlose may be unsuccessful, our common stock could be delisted from the NASDAQ Capital Market, and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our current report on Form 8-K filed on October 10, 2007.  Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release.  We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.